Exhibit 5.1

[BorgWarner Letterhead]

April 30, 2008

BorgWarner Inc.
3850 Hamlin Road
Auburn Hills, Michigan 48326

Ladies and Gentlemen:

With respect to the registration statement on Form S-8 (the “Registration Statement”) being filed today with the Securities and Exchange Commission (the “Commission”) by BorgWarner Inc., a Delaware corporation (the “Company”), for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), an indeterminate amount of interests in the BorgWarner Diversified Transmission Products Inc. Muncie Plant, Retirement Savings Plan (the “Plan”) and 850,000 shares of the common stock, $0.01 par value, of the Company (the “Registered Shares”), which may consist of shares already issued or newly issued shares, I, as your counsel, have examined such certificates, instruments, and documents and have reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion, and, on the basis of such examination and review, we advise you that, in our opinion:

1.           The Registered Shares have been duly authorized.

2.           When the Registration Statement has become effective and Registered Shares have been issued, sold and paid for in accordance with the Plan, said Registered Shares will be validly issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ John J. Gasparovic
John J. Gasparovic
Vice President, General Counsel and Secretary